FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO CREDIT AGREEMENT
THIS FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 30, 2018 (this “Agreement”), is entered into among FTD COMPANIES, INC., a Delaware corporation (the “Company”), INTERFLORA BRITISH UNIT, a company incorporated under the Laws of England & Wales (the “UK Borrower”, and together with the Company, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Borrowers, the Guarantors, the Lenders and Bank of America, N.A., in its capacity as the Administrative Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement, dated as of July 17, 2013 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Company has informed the Administrative Agent that: (i) the audited financial statements for the Fiscal Year ending December 31, 2017 shall not be unqualified, as required by Section 7.01(c) of the Existing Credit Agreement and (ii) the Consolidated Net Leverage Ratio for the Fiscal Quarter ending March 31, 2018 may exceed the maximum permitted by Section 8.06(a) of the Existing Credit Agreement (collectively, the Defaults described in the foregoing clauses (i) and (ii), the “Acknowledged Events of Default”) have occurred or are anticipated to occur;
WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders agree to forbear from exercising their rights and remedies arising under the Loan Documents and applicable Laws as a result of the Acknowledged Events of Default during the Forbearance Period (as defined below);
WHEREAS, the Administrative Agent and the Required Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein, including the amendments to the Existing Credit Agreement as provided herein (the Existing Credit Agreement, as amended hereby, the “Credit Agreement”).
NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Estoppel. Each Loan Party hereby acknowledges and agrees that, as of the close of business on March 28, 2018, (a) the aggregate outstanding principal amount of the Revolving A Loans was not less than $ 78,826,768.97, (b) the aggregate outstanding principal amount of the Revolving B Loans was not less than $0, and (c) the aggregate outstanding principal amount of the Term Loan was not less than $140,000,000, each of which constitutes a valid and subsisting obligation of the Loan Parties owed to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.
2.    Consent, Acknowledgement and Reaffirmation. By such Person’s signature below, each of the Loan Parties hereby: (a) acknowledges the existence of the Acknowledged Events of Default, that such Acknowledged Events of Default have not been waived, and that no Acknowledged Events of Default are being waived pursuant to this Agreement; (b) acknowledges and consents to this Agreement and the terms and provisions hereof; (c) reaffirms the covenants and agreements contained in each Loan Document to which such Person is party, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (d) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens, except as explicitly set forth herein; (e) this Agreement and the forbearance set forth in Section 3 below is limited to the extent specifically set forth herein and shall not be deemed a waiver of, or a consent to a departure from, any other term, covenant, provision or condition set forth in the Credit Agreement or a forbearance of any Default or Event of Default other than the Acknowledged Events of Default and (f) confirms that each Loan Document to which such Person is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects, except that upon the effectiveness of this Agreement, all references in such Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean the Credit Agreement and the other Loan Documents, as the case may be, as in effect and as modified by this Agreement.
3.    Forbearance.
(a)    Forbearance. Subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders shall, during the Forbearance Period, forbear from exercising any and all of the rights and remedies available to them under the Loan Documents and applicable Laws, but only to the extent that such rights and remedies arise exclusively as a result of the existence of the Acknowledged Events of Default; provided, however, that the Administrative Agent and the Lenders shall be free to exercise any or all of their rights and remedies arising on account of the Acknowledged Events of Default at any time upon or after the occurrence of a Forbearance Termination Event (as defined below).
(b)    Forbearance Period. Nothing set forth herein or contemplated hereby is intended to constitute an agreement by the Administrative Agent or any Lender to forbear from exercising any of the rights or remedies available to the Administrative Agent and the Lenders under the Loan Documents or applicable Laws (all of which rights and remedies are hereby expressly reserved by the Administrative Agent and the Lenders) upon or after the occurrence of a Forbearance Termination Event.
(c)    For purposes hereof:
(i)    “Forbearance Period” means the period from March 30, 2018 to (but excluding) the earliest date that a Forbearance Termination Event occurs.

(ii)    “Forbearance Termination Event” means the earliest of the following to occur: (a) any Default other than the Acknowledged Events of Default; (b) the breach by any Loan Party of any obligation or covenant under this Agreement; and (c) May 31, 2018.
4.    Interest During Forbearance Period; Borrowings.
(a)    Interest During Forbearance Period. Commencing on the Second Amendment Effective Date and continuing until such time (if any) as the Acknowledged Events of Default are waived by the Required Lenders, the Applicable Rate shall be: (a) 4.25% per annum with respect to Eurocurrency Rate Loans and the Letter of Credit Fee, (b) 3.25% per annum with respect to Base Rate Loans, and (c) 0.50% per annum with respect to the commitment fees payable pursuant to Section 2.09(a) of the Credit Agreement.

(b)    Borrowings. Notwithstanding the forbearance provided by the Lenders pursuant to this Agreement, during the Forbearance Period, the Administrative Agent, the Lenders and the L/C Issuer shall have no obligation to honor any Request for Credit Extension that would cause the sum of the Total Revolving A Outstandings plus the Outstanding Amount of all Revolving B Loans to exceed $150,000,000 (the “Forbearance Borrowing Limit”). Any decision to honor any Request for Credit Extension in excess of the Forbearance Borrowing Limit shall be in the sole and absolute discretion of the Required Lenders and, with respect to any Swing Line Loan, the Swing Line Lender, and, with respect to any L/C Credit Extension, the L/C Issuer, and may be made under such terms and conditions as the Required Lenders, the Swing Line Lender and the L/C Issuer (as applicable) may, in their sole discretion, deem appropriate. Notwithstanding anything in this Agreement, the Credit Agreement or any other Loan Document to the contrary, the Lenders shall, during the Forbearance Period and notwithstanding the existence of the Acknowledged Events of Default and the Borrowers’ failure to meet any conditions to the making of a Credit Extension solely as a result of the Acknowledged Events of Default, continue to provide Credit Extensions up to the Forbearance Borrowing Limit.
5.    Amendments to Credit Agreement. The Existing Credit Agreement is amended as follows:
(a)The following definitions appearing in Section 1.01 of the Existing Credit Agreement are hereby amended to read as follows:
“Aggregate Revolving A Commitments” means the Revolving A Commitments of all the Lenders. The initial amount of the Aggregate Revolving A Commitments in effect on the Second Amendment Effective Date is $150,000,000.
“Aggregate Revolving B Commitments” means the Revolving B Commitments of all the Lenders. The initial amount of the Aggregate Revolving B Commitments in effect on the Second Amendment Effective Date is $25,000,000.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period (excluding, however, (i) any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and interest paid-in-kind or added to the existing principal amount) and (ii) original issue discount, financing fees, including those paid in connection with the Second Amendment, redemption premiums and agent fees).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Second Amendment Effective Date) and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners.
“UK Borrower Sublimit” means an amount equal to the lesser of the Aggregate Revolving B Commitments and $25,000,000. The UK Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving B Commitments.
“Unrestricted Subsidiary” means, as of the Second Amendment Effective Date, each of (a) Bloom That, Inc. (as successor-by-merger with FTD International Corporation), a Delaware corporation, (b) FlowerFarm, Inc. (formerly known as Value Network Service, Inc.), a Delaware corporation, (c) Flowers USA, Inc., a Connecticut corporation, (d) FTD Holdings, Incorporated, a Delaware corporation, and (e) Renaissance Greeting Cards, Inc., a Maine corporation. Following the Second Amendment Effective Date, no additional Subsidiaries may be designated as Unrestricted Subsidiaries, other than the designation of any Floral Support Center SPE as an Unrestricted Subsidiary by the Company (in a written notice by the Company to the Administrative Agent); provided that (i) no Floral Support Center SPE may be designated as an Unrestricted Subsidiary if such Floral Support Center SPE (A) owns any Capital Stock of the Company or any Restricted Subsidiary, (B) holds a Lien on any assets or property of the Company or any Restricted Subsidiary, (C) has, on the date of designation, assets in excess of 5% of the consolidated assets of the Company and its Subsidiaries, (D) has, on the date of designation, gross revenues in excess of 5% of the consolidated gross revenues of the Company and its Subsidiaries, or (E) when aggregated with all other Unrestricted Subsidiaries on the date of designation, has assets in excess of 10% of the consolidated assets of the Company and its Subsidiaries or gross revenues in excess of 10% of the consolidated gross revenues of the Company and its Subsidiaries, (in the case of clauses (i)(C) through (i)(E), based on the most recent financial statements provided by the Company under Section 7.01 and determined over the most recently ended four Fiscal Quarter period for which financial statements are available); (ii) after giving effect to the designation of any Floral Support Center SPE as an Unrestricted Subsidiary, the Company will be in Pro Forma Compliance; and (iii) the Company and its Restricted Subsidiaries shall make no cash Investments in, or provide credit support to, such Floral Support Center SPEs except for (1) customary initial capital contributions made at the time such Floral Support Center SPEs are organized and (2) Contingent Obligations permitted by Section 8.04(i) with respect to such Floral Support Center SPEs. The designation of any Floral Support Center SPE as an Unrestricted Subsidiary shall not constitute an Investment by the applicable Loan Party therein. Any Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary in a written notice by the Company to the Administrative Agent. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order to read as follows:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Floral Support Center SPE” means a special purpose Subsidiary of the Company organized solely to (i) act as the tenant under a lease or leases for local distribution centers used in the business of the Company and its Subsidiaries and (ii) operate such distribution center for the benefit of the Company and its Subsidiaries.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Second Amendment” means that certain Forbearance Agreement and Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“Second Amendment Effective Date” means March 30, 2018.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(c)Section 2.01(c) of the Existing Credit Agreement is hereby amended to read as follows:
(c)    [Reserved].
(d)A new Section 2.05(b)(viii) is hereby added to the Existing Credit Agreement immediately following Section 2.05(b)(vii) of the Existing Credit Agreement to read as follows:
(viii)    Limited Availability Period. If for any reason during the period from and including April 1, 2018 through and including May 31, 2018, the sum of the Total Revolving A Outstandings plus the Outstanding Amount of all Revolving B Loans at any time exceeds $150,000,000, the Borrowers shall immediately prepay Revolving A Loans, Revolving B Loans and/or Swing Line Loans made to them, and/or the Company shall Cash Collateralize the L/C Obligations, in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(viii) unless after the prepayment in full of the Revolving A Loans, Revolving B Loans and Swing Line Loans the sum of the Total Revolving A Outstandings plus the Outstanding Amount of all Revolving B Loans exceeds $150,000,000. All amounts required to be paid pursuant to this Section 2.05(b)(viii) shall be applied, first, ratably to the L/C Borrowings and the Swing Line Loans, second, ratably to the outstanding Revolving A Loans and Revolving B Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.
(e)Section 5.02(e) of the Existing Credit Agreement is hereby amended to read as follows:
(e)    Such Credit Extension would not require the Borrowers to make mandatory prepayments of the Loans or Cash Collateralize Letters of Credit pursuant to Section 2.05(b)(viii).
(f)A new Section 6.11(g) is hereby added to the Existing Credit Agreement immediately following Section 6.11(f) of the Existing Credit Agreement to read as follows:
(g)    Each Borrower represents and warrants as of the Second Amendment Effective Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

(g)Article VI of the Existing Credit Agreement is hereby amended to add a new Section 6.21 immediately following Section 6.20 of the Existing Credit Agreement to read as follows:
6.21    EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
(h)Section 7.01(f) of the Existing Credit Agreement is hereby amended to read as follows:
(f)    Monthly Financials; MD&A: as soon as available and in any event within 15 days after the end of each calendar month (commencing with the calendar month ending March 31, 2018), (i) the preliminary consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar month and the related preliminary consolidated statements of income and cash flows of the Company and its Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of the Company (which certification, in the case of the monthly financial statements for the month ending March 31, 2018 does not need to be given within 15 days, but must be given no later than May 9, 2018) that they fairly present, in all material respects, (x) the financial condition of the Company and its Subsidiaries as at the dates indicated based on the preliminary results of their operations and their cash flows for the periods indicated and (y) the preliminary results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (ii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported;
(i)The title of Section 7.05 of the Existing Credit Agreement is hereby amended to read as “Inspection Rights; Lender Conference Calls” and the following new paragraph is hereby added at the end of Section 7.05 of the Existing Credit Agreement to read as follows:
The Company shall, upon the request of the Administrative Agent or the Required Lenders, participate in conference calls with the Lenders no more frequently than one (1) time per calendar month to discuss such information relating to the Company’s and its Subsidiaries’ financial results and condition as shall be requested by the Administrative Agent or the Required Lenders (it being understood and agreed that the Company shall participate in a conference call with the Lenders no later than May 24, 2018 to discuss preliminary Mother’s Day results).
(j)Article VII of the Existing Credit Agreement is hereby amended to add a new Section 7.12 immediately following Section 7.11 of the Existing Credit Agreement to read as follows:
7.12    Status Reports.
(a)    Commencing on April 12, 2018, and on a weekly basis thereafter, the Company shall provide to the Administrative Agent, for distribution to the Lenders, a weekly flash report providing key performance indicators and liquidity metrics, including without limitation, sales, cash balances and debt balances, in form reasonably acceptable to the Administrative Agent.  Such weekly flash reporting will incorporate results from the prior week and will be delivered by Thursday close of business (e.g., the first report will detail results for the week ending April 7, 2018 and will be delivered on Thursday, April 12, 2018).
(b)    Commencing on April 19, 2018 and on a weekly basis thereafter (no later than Thursday close of business of each week), the Company shall provide to the Administrative Agent, for distribution to the Lenders, a written status update with respect to any divestiture of assets of the Company and its Subsidiaries, which update shall be prepared by management of the Company, the Company’s legal counsel or the Company’s sell-side advisor, if applicable. Such weekly updates shall be subject to the confidentiality provisions of this Agreement in all respects and the Company shall not be required to disclose any information that would violate obligations of the Company or any of its Affiliates set out in any confidentiality agreements related to such divesture.
(k)Section 8.01(c) of the Existing Credit Agreement is hereby amended to read as follows:
(c)    the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and Indebtedness of the Company and its Restricted Subsidiaries secured by Liens permitted by Section 8.02(a)(ii) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(l)Section 8.02(a)(ii) of the Existing Credit Agreement is hereby amended to read as follows:
(ii)    Liens on any asset existing at the time of acquisition of such asset by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by the Company or a Restricted Subsidiary or to secure any Indebtedness permitted hereby incurred by the Company or a Restricted Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that any such Lien shall apply only to the asset so acquired and proceeds thereof and accessions thereto; and provided further, that the aggregate principal amount of all Indebtedness secured by such Liens and all Indebtedness in respect of Capital Leases permitted by Section 8.01(c) does not exceed $10,000,000 at any time outstanding;
(m)Section 8.02(a)(iv) of the Existing Credit Agreement is hereby amended to read as follows:
(iv)    Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that no such Liens shall be permitted on (A) any assets of the UK Borrower, or (B) any Capital Stock of the UK Borrower or any direct or indirect parent company thereof;
(n)Section 8.03(h) of the Existing Credit Agreement is hereby amended to read as follows:

(h)    the Company and its Restricted Subsidiaries may make loans (financing equipment sold by the Company and its Restricted Subsidiaries) or equipment leases to customers doing business with the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding (with the principal amount of such leases to be deemed to be equal to the discounted present value, at a market rate of interest, of the remaining rental payments plus any residual value of the leased equipment as shown on the Company’s financial statements);
(o)Section 8.03(i) of the Existing Credit Agreement is hereby amended to read as follows:
(i)    the Company and its Restricted Subsidiaries may make loans to customers doing business with the Company and its Restricted Subsidiaries in settlement of accounts receivable owing to the Company or any of its Restricted Subsidiaries from such customer in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
(p)Section 8.03(n) of the Existing Credit Agreement is hereby amended to read as follows:
(n)    the Company and its Restricted Subsidiaries may make other Investments at any time in an aggregate amount, when aggregated with all Contingent Obligations incurred pursuant to Section 8.04(f), not to exceed $5,000,000 at any time outstanding.
(q)Section 8.04(f) of the Existing Credit Agreement is hereby amended to read as follows:
(f)    Contingent Obligations in an aggregate amount, when aggregated with all Investments made pursuant to Section 8.03(n), not to exceed $5,000,000 at any time outstanding;
(r)Section 8.04 of the Existing Credit Agreement is hereby amended to (i) replace the “;” at the end of clause (h) thereof with “; and”, and (ii) add a new clause (i) immediately following clause (h) to read as follows:
(i)    Contingent Obligations with respect to guarantees by the Company and its Restricted Subsidiaries of lease obligations of Floral Support Center SPEs in an aggregate amount not to exceed $3,500,000 at any time outstanding.
(s)Section 8.07(d) of the Existing Credit Agreement is hereby amended to read as follows:
(d)    the Company and its Restricted Subsidiaries (i) may make Asset Sales so long as, after giving effect thereto, the aggregate fair market value of all assets transferred pursuant to this subclause (i) does not exceed $10,000,000 and (ii) may sell the Company’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois; provided that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (B) 75% of the consideration received shall be Cash or Cash Equivalents; and (C) no Event of Default shall have occurred or be continuing after giving effect thereto;

(t)Article X of the Existing Credit Agreement is hereby amended to add a new Section 10.12 immediately following Section 10.11 of the Existing Credit Agreement to read as follows:
10.12    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a

Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:
(i)    none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(u)Section 11.04(a)(i) of the Existing Credit Agreement is hereby amended to read as follows:
(i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the (x) reasonable, out of pocket fees, charges and disbursements of counsel for the Administrative Agent, and (y) the fees and expenses of an independent consultant from time to time retained by the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),
(v)The following sentence is hereby added at the end of Section 11.07 of the Existing Credit Agreement to read as follows:
In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
(w)Article XI of the Existing Credit Agreement is hereby amended to add a new Section 11.21 immediately following Section 11.20 of the Existing Credit Agreement to read as follows:
11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(x)Schedule 2.01 to the Existing Credit Agreement is hereby amended to read as Schedule 2.01 attached hereto.
6.    Additional Covenants.
(a)On or prior to May 15, 2018 (or such later date as agreed by the Administrative Agent in its sole discretion), the Company shall, and shall cause the Guarantors to, use commercially reasonable efforts to obtain deposit account control agreements with respect to deposit accounts identified by the Administrative Agent to the Company on or prior to the date that is five Business Days after the Second Amendment Effective Date.
(b)On or before May 9, 2018, the Company shall deliver to the Administrative Agent (for distribution to the Lenders) a revised five-year financial model, including balance sheets, income statements and cash flow statements, which shall incorporate actual results from the first fiscal quarter of 2018.
(c)The Company shall not permit Consolidated Capital Expenditures for (i) the month ending April 30, 2018 to exceed $7,000,000 and (ii) for the two-month period ending May 31, 2018 to exceed $10,900,000. The Company shall report the actual amount of Consolidated Capital Expenditures for the month ending April 30, 2018 to the Administrative Agent (for distribution to the Lenders) no later than May 15, 2018.
(d)Commencing on April 2, 2018, if Consolidated Cash-on-Hand exceeds $40,000,000 for any three consecutive Business Day period thereafter, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, an amount equal to the amount by which (x) Consolidated Cash-on-Hand exceeds (y) $40,000,000 as of the close of business on such third Business Day.  These payments shall be applied to the outstanding Revolving Loans and Swing Line Loans in a manner consistent with Section 2.05(a) of the Credit Agreement.  The amount of any such payment shall be certified by the Company to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent. For purposes hereof, “Consolidated Cash-on-Hand” means, as of any day, the sum of the amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries, on a consolidated basis, less the amount of any payments which have been issued by the Company and its Restricted Subsidiaries, but which have not yet cleared their respective accounts.
(e)From the Second Amendment Effective Date until such time (if any) as the Acknowledged Events of Default are waived by the Required Lenders (the “Restricted Period”), the Company shall not, nor shall it permit any Restricted Subsidiary to, incur additional Contingent Obligations pursuant to Section 8.01(b) of the Credit Agreement.
(f) During the Restricted Period, the Company shall not, nor shall it permit any Restricted Subsidiary to, incur additional Indebtedness pursuant to Section 8.01(j) of the Credit Agreement.
(g)During the Restricted Period, the Company shall not, nor shall it permit any Restricted Subsidiary to, make or consummate any Permitted Acquisition.
(h)During the Restricted Period, the Company shall not, nor shall it permit any Restricted Subsidiary to, make additional Investments pursuant to Section 8.03(j) of the Credit Agreement.

(i)During the Restricted Period, the Company shall not, nor shall it permit any Restricted Subsidiary to, incur additional Contingent Obligations pursuant to Section 8.04(g) of the Credit Agreement.
(j)On and after the Second Amendment Effective Date, the Company shall not, nor shall it permit any Restricted Subsidiary to, make any Restricted Junior Payments pursuant to Section 8.05(c) or 8.05(g) of the Credit Agreement.
7.    Effectiveness; Conditions Precedent. This Agreement shall be and become effective as of date hereof when all of the conditions set forth in this Section 2 shall have been satisfied.
(a)    Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Agreement, which collectively shall have been duly executed on behalf of each of each Borrower, each Guarantor, the Administrative Agent and the Required Lenders.
(b)    Opinions of Counsel. The Administrative Agent shall have received favorable opinions of legal counsel to the Borrowers and the Guarantors, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:
(i)    copies of the Organization Documents of each U.S. Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such U.S. Loan Party to be true and correct as of the date hereof (or a certification that such Organization Documents have not been amended since the First Amendment Effective Date);
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each U.S. Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such U.S. Loan Party is a party;
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each U.S. Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; and
(iv)    in relation to the UK Borrower, (A) a copy of a resolution of the board of directors of the UK Borrower (1) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement, (2) authorizing a specified person or persons to execute this Agreement on its behalf, and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement; (B) a certificate of the UK Borrower (signed by a director) confirming that the constitutional documents and resolution of the board of directors of the UK Borrower are correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and (C) copies of the Organization Documents of the UK Borrower (or a certification that such Organization Documents have not been amended since the First Amendment Effective Date).
(d)    Fees. The Company shall have paid to the Administrative Agent, for its own account and for the account of the Lenders executing this Agreement, as applicable, all fees required to be paid in connection with this Agreement.
8.    Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the (a) reasonable documented fees and expenses of Moore & Van Allen PLLC, and (b) the fees and expenses of FTI Consulting, Inc.
9.    Ratification; Acknowledgment. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Agreement does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Agreement is a Loan Document.
10.    Representations. Each Loan Party represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(b)    This Agreement has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    The execution and delivery of this Agreement does not violate, contravene or conflict with any provision of its Organization Documents.
(d)    The Obligations are not subject to any offsets, defenses or counterclaims.
(e)    Except for the Acknowledged Defaults, no Default exists on and as of the date of this Agreement.
(f)    After giving effect to this Agreement, the representations and warranties set forth in Article VI of the Credit Agreement, with the exception of the representations set forth in Section 6.08 of the Credit Agreement as relating to the Acknowledge Events of Default, are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of the date hereof unless they specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.
11.    Lender Representations, Warranties and Covenant. Each Lender party hereto represents and warrants that, after giving effect to this Agreement, the representations and warranties of such Lender set forth in Section 10.12 of the Credit Agreement are true and correct as of the date of this Agreement. Each Lender party hereto hereby agrees to comply with the covenants applicable to such Lender set forth in Section 10.12 of the Credit Agreement.

12.    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Agreement.
13.    Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
14.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15.    Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Agreement and agree that this Agreement and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Agreement or the other Loan Documents.
16.    Release. In consideration of the agreements of the Administrative Agent and the Required Lenders set forth in this Agreement, the Loan Parties hereby release and forever discharge the Administrative Agent, each L/C Issuer, the Swing Line Lender, the Lenders and the Administrative Agent’s, each L/C Issuer’s, the Swing Line Lender’s and each Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through and including the Second Amendment Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any member of the Lender Group.
17.    No Actions, Claims. Each Loan Party represents, warrants, acknowledges and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage or liability of whatever kind or nature, in law or in equity, against any member of the Lender Group arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Loan Documents.
18.    Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or other secure electronic format (.pdf) shall be effective as an original.
19.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
COMPANY:            FTD COMPANIES, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President and Chief Financial Officer

UK BORROWER:	INTERFLORA BRITISH UNIT,
a company incorporated under the Laws
of England & Wales
By:    /s/ Rhys J. Hughes
Name: Rhys J. Hughes
Title: Director
GUARANTORS:        FLORISTS’ TRANSWORLD DELIVERY, INC.,
a Michigan corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD GROUP, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD.CA, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD.COM INC.,
a Florida corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart

Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE COMMERCE, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CARDS, INC.,
a California corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CREATIONS, INC.,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
GIFTCO, LLC,
a Delaware limited liability company
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
SINCERELY INCORPORATED,
a Delaware corporation
By:    /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.,
as Administrative Agent
By:    /s/ Anthony W. Kell
Name: Anthony W. Kell
Title: Vice President

LENDERS:            BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender
By:    /s/ Lindsay Gray
Name: Lindsay Gray
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Tracie D. Plummer
Name: Tracie D. Plummer
Title: Director

BMO HARRIS BANK N.A.,
as a Lender
By:    /s/ L. M. Junior Del Brocco
Name: L. M. Junior Del Brocco
Title: Senior Vice President

BANK OF MONTREAL,
as a Lender
By:    /s/ L. M. Junior Del Brocco
Name: L. M. Junior Del Brocco
Title: Senior Vice President

COMPASS BANK,
as a Lender
By:    /s/ Jeffrey Bork
Name: Jeffrey Bork
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Terry A. Graffis
Name: Terry A. Graffis
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Joanna London
Name: Joanna London
Title: Vice President

MUFG UNION BANK, N.A.,
as a Lender
By:    /s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

REGIONS BANK,
as a Lender
By:    /s/ Arthur E. Cutler
Name: Arthur E. Cutler
Title: Senior Vice President

FIRST BANK OF HIGHLAND PARK,
as a Lender
By:    /s/ Lynn M. Rosinsky
Name: Lynn M. Rosinsky
Title: Senior Vice President

FCS Commercial Finance Group, for AgCountry Farm Credit Services, PCA,
as a Lender
By:    /s/ Warren Shoen
Name: Warren Shoen
Title: Senior Vice President

COMPEER FINANCIAL, PCA successor to 1st FARM CREDIT SERVICES, PCA, as a Lender
By:    /s/ Corey J. Waldinger
Name: Corey J. Waldinger
Title: Director, Capital Markets

Schedule 2.01
Commitments and Applicable Percentages

Lender	Revolving A Commitment	Applicable Percentage of Revolving A Commitment	Revolving B Commitment	Applicable Percentage of Revolving B Commitment	L/C Commitment[1]	Swing Line Commitment[2]
Bank of America, N.A.	$34,188,715	22.792476667%	$6,504,702	26.018808000%	$25,000,000	$15,000,000
Wells Fargo Bank, National Association	$25,950,470	17.300313333%	$4,937,304	19.749216000%	$0	$0
BMO Harris Bank, N.A.	$16,064,577	10.709718000%	$0	0.000000000%	$0	$0
Bank of Montreal	$0	0.000000000%	$3,056,426	12.225704000%	$0	$0
Compass Bank	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
PNC Bank, National Association	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
MUFG Union Bank, N.A.	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$25,000,000	$0
Regions Bank	$7,414,420	4.942946667%	$1,410,658	5.642632000%	$0	$0
HSBC Bank USA, National Association	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$0	$0
First Bank of Highland Park	$7,200,000	4.800000000%	$0	0.000000000%	$0	$0
United FCS, PCA d/b/a FCS Commercial Finance Group	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0
1st Farm Credit Services, PCA	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0

1 In such institution’s capacity as an L/C Issuer
2 In such institution’s capacity as Swing Line Lender

TOTAL	$150,000,000	100%	$25,000,000	100%	$25,000,000	$15,000,000